EXHIBIT 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE

Contacts:	MGM MIRAGE	Herbst Gaming, Inc.

	ALAN M. FELDMAN	MARY E. HIGGINS
	Senior Vice President	Chief Financial Officer
	Public Affairs	(702) 889-7600
(702) 891-7147

MGM MIRAGE ENTERS INTO AN AGREEMENT TO SELL
PRIMM VALLEY RESORTS TO HERBST GAMING, INC.

Las Vegas, November 1, 2006 — MGM MIRAGE (NYSE: MGM) and Herbst Gaming, Inc. today announced that they have entered into an agreement whereby MGM MIRAGE will sell its Buffalo Bill’s, Primm Valley and Whiskey Pete’s hotel-casinos (collectively known as “Primm Valley Resorts”) located in Primm, Nevada, to Herbst Gaming, Inc. for $400 million. The transaction is subject to customary closing conditions contained in the purchase agreement, including receipt of necessary regulatory and governmental approvals. The parties anticipate the transaction to close by the end of the first quarter of 2007.

Upon successful completion of the transaction, MGM MIRAGE expects to report a substantial gain. MGM MIRAGE acquired these properties in March 1999 as part of its acquisition of Primadonna Resorts, Inc.

Primm Valley Resorts, located about 40 miles south of Las Vegas, feature 2,644 guest rooms, 136,000 square feet of casino space, 2,900 slot machines and 98 gaming tables and also include three gas stations and a convenience store. The Primm Valley Golf Club, consisting of approximately 573 acres in California, is not part of this transaction and will continue to be owned and operated by MGM MIRAGE.

“My brothers and I are extremely pleased about the acquisition of these three great assets. We look forward to continuing and building upon the legacy started at these properties by the Primm family. We believe that the Buffalo Bill’s, Primm Valley and Whiskey Pete’s assets and their customer base fit in extremely well with our existing eight casino portfolio and that the “Terrible’s” brand will bring added excitement to the I-15 corridor,” said Ed Herbst, President of Herbst Gaming. “We are also excited to welcome all of the great Primm Valley Resorts employees to the Herbst Gaming family.”

Lehman Brothers and Wachovia Securities served as financial advisors to Herbst Gaming and Gibson Dunn and Crutcher LLP acted as legal counsel.

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About MGM MIRAGE

MGM MIRAGE (NYSE: MGM), one of the world’s leading and most respected hotel and gaming companies, owns and operates 23 properties located in Nevada, Mississippi and Michigan, and has investments in three other properties in Nevada, New Jersey and Illinois. The Company has entered into agreements to sell its three Primm Valley Resort properties located in Primm, Nevada and its Colorado Belle and Edgewater properties located in Laughlin, Nevada. In addition, the Company has major new developments under construction in Nevada, Michigan and Macau S.A.R. Project CityCenter is a multi-billion mixed-use urban development on 66-acres in the heart of the Las Vegas Strip; a new MGM Grand hotel and casino complex is being built on 25 acres in downtown Detroit; and the Company also has a 50 percent interest in MGM Grand Macau, a hotel-casino resort currently under construction in Macau S.A.R. MGM MIRAGE supports responsible gaming and has implemented the American Gaming Association’s Code of Conduct for Responsible Gaming at its properties. MGM MIRAGE also has been the recipient of numerous awards and recognitions for its industry-leading Diversity Initiative and its community philanthropy programs. For more information about MGM MIRAGE, please visit the company’s website at www.mgmmirage.com.

About Herbst Gaming, Inc.

Herbst Gaming, Inc. is an established slot route operator in Nevada with over 8,400 slot machines and owns and operates eight casinos in Nevada, Missouri and Iowa. Additional information is available in the “Investors Relations” section of the Company’s website at http://www.herbstgaming.com.

Forward Looking Statements

Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in each of the company’s public filings with the Securities and Exchange Commission.